UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

December 8, 2009

Dynamic Alert Limited
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
11622 El Camino Real, Suite 100, San Diego, California 92160
(Address of principal executive offices and zip code)

(888) 675-0888
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

[Missing Graphic Reference]

ITEM 5.02                                DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

On December 4, 2009, Dynamic Alert Ltd. (the “Company”) received the resignation of Mr. Donald Cameron from its Board of Directors anmd also as the Company’s Secretary and Treasurer, effective immediately.

On December 8, 2009, the Company’s Board of Directors appointed Mr. J. Roland Vetter, CA as the Company’s to Chief Financial Officer.

Mr. Vetter, 58, is a senior executive with a significant background in mergers and acquisitions and in growing start-up companies, particularly in the mining, manufacturing and technology sectors.  He has considerable experience in the mining sector in both North & South America (Mexico & Brazil).

Since 2008, Mr. Vetter has been a non-executive director and the Chair of the audit committee of Golden Phoenix Mining Inc, a publicly-traded Nevada-based mining exploration company.  From 2005 to 2008, he was named President & CFO of International Gold Resources, Inc. a US-listed company, after structuring the successful reverse take-over of a private US mining group with exploration interests in Brazil and the Yukon.  From 1998 to 2003, he was the President, CFO and director of Cardinal Minerals Inc., a US mining group seeking to acquire a producing silver/copper mine in Mexico, and the Chief Financial Officer of Globetech Ventures Corp, a TSX-listed company with mining exploration operations in Amapa state in Brazil.  Prior to 1998, Mr. Vetter was Financial Services Director for the Zimco Group, part of the New Mining Business Division of Anglo American Corporation and a former Chairman of the Anglo American Audit Liaison Committee. The Zimco Group comprised twelve distinct operations involved in mining and manufacturing.  During his Zimco tenure, he served on the board of directors of Darmag Ltd., and was Strategic Advisor to the Zaaiplaats Tin Mine Ltd., both Zimco Group publicly-listed companies.

Mr. Vetter was born and educated in Johannesburg, South Africa, and attended the University of the Witwatersrand in South Africa, where he obtained his Bachelor of Commerce and Bachelor of Accounting degrees. He is a Member of both the Canadian and South African Institute of Chartered Accountants.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC ALERT LIMITED

Date: December 8, 2009                                                       By:              /s/ Thomas E. Sawyer
Name:         Thomas E. Sawyer
Title:           Chief Executive Officer